Exhibit 99.1

NEWS RELEASE

Contacts:	James E. Braun, CFO 281-362-6800
Ken Dennard, Managing Partner Dennard Rupp Gray & Easterly, LLC ksdennard@drg-e.com 713-529-6600
NEWPARK RESOURCES ANNOUNCES EXERCISE OF OVER-ALLOTMENT
OPTION BY UNDERWRITERS AND CLOSES PUBLIC OFFERING OF
4.00% CONVERTIBLE SENIOR NOTES DUE 2017
     THE WOODLANDS, TX — October 4, 2010 — Newpark Resources, Inc. (NYSE: NR) (the “Company”) today announced that in connection with its previously announced registered public offering of $150,000,000 aggregate principal amount of 4.00% Convertible Senior Notes due 2017 (the “Notes”), the underwriters exercised in full its over-allotment option and purchased an additional $22,500,000 aggregate principal amount of Notes. The Company also announced that the closing of the $172,500,000 Notes offering and the over-allotment option took place simultaneously today.
     The Notes will bear interest at a rate of 4.00% per year, payable semi-annually in arrears on April 1 and October 1 of each year, beginning April 1, 2011. Holders may convert their Notes at their option at any time prior to the close of business on the business day immediately preceding the October 1, 2017 maturity date at an initial conversion rate of 90.8893 shares of Company common stock per $1,000 principal amount of Notes (equivalent to an initial conversion price of approximately $11.00 per share of common stock), subject to adjustment in certain circumstances. The initial conversion price represents a conversion premium of 36% over the last reported sale price of the Company’s common stock on September 28, 2010 of $8.09 per share. Upon conversion, the Notes will be settled in shares of the Company’s common stock. The Company may not redeem the Notes at its election prior to their maturity date.
     The net proceeds to the Company from the offering are approximately $166.8 million (including the underwriters’ exercise of their over-allotment option to purchase additional Notes in full), after deducting fees and estimated expenses. The Company intends to use approximately

$104 million of the net proceeds from the offering to repay existing indebtedness outstanding under the Company’s revolving and term loan credit facility and the remaining net proceeds for general corporate purposes.
     J.P. Morgan Securities LLC acted as sole book-running manager for the offering. The offering was made pursuant to an effective shelf registration statement on Form S-3 filed with the Securities and Exchange Commission. A copy of the prospectus supplement and the accompanying prospectus relating to the offering may be obtained from J.P. Morgan Securities LLC by submitting a request by mail to Broadridge Financial Solutions, 1155 Long Island Avenue, Edgewood, NY 11717.
     This press release does not constitute an offer to sell or a solicitation of an offer to buy the Convertible Senior Notes or any other securities, nor shall there be any sale of these securities in any jurisdiction in which such an offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction. The offering of these securities may be made only by means of the prospectus supplement and the accompanying prospectus.
     This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act that are based on management’s current expectations, estimates and projections. All statements that address expectations or projections about the future are forward-looking statements. Some of the forward-looking statements may be identified by words like “expects,” “anticipates,” “plans,” “intends,” “projects,” “indicates,” and similar expressions. These statements are not guarantees of future performance and involve a number of risks, uncertainties and assumptions. Many factors, including those discussed more fully in documents filed with the Securities and Exchange Commission by the Company, particularly its Annual Report on Form 10-K for the year ended December 31, 2009, as well as others, could cause results to differ materially from those stated.
     Newpark Resources, Inc. is a worldwide provider of drilling fluids, temporary worksites and access roads for oilfield and other commercial markets, and environmental waste treatment solutions.